Exhibit 10.26

AMENDMENT NO. 1 TO THE ALDEYRA THERAPEUTICS, INC.

2013 EQUITY INCENTIVE PLAN

Aldeyra Therapeutics, Inc., a Delaware corporation (the “Company”), adopted the 2013 Equity Incentive Plan on September 8, 2013 (the “Plan”). Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Plan.

1. Sections 3.1 and 3.2 of the Plan shall be amended and restated in their entirety to read as follows:

“3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed the sum of (a) 1,880,950 Common Shares and (b) the additional Common Shares described in Articles 3.2 and 3.3. The number of Common Shares that are subject to Stock Awards outstanding at any time under the Plan may not exceed the number of Common Shares that then remain available for issuance under the Plan. The numerical limitations in this Article 3.1 shall be subject to adjustment pursuant to Article 9.

3.2 Annual Increase in Shares. As of the first business day of each fiscal year of the Company during the term of the Plan, commencing on the first day of the Company’s 2017 fiscal year, the aggregate number of Common Shares that may be issued under the Plan shall automatically increase by a number equal to the least of (a) 7% of the total number of Common Shares outstanding on the last calendar day of the prior fiscal year, (b) subject to adjustment under Article 9, 1,000,000 Common Shares, or (c) a number of Common Shares determined by the Board.”

Except as expressly amended hereby, the Plan shall remain unchanged and in full force and effect and is hereby ratified and confirmed.

Adopted by the Company’s Board of Directors:             March 16, 2016